                                                                    EXHIBIT 12.1


                            PAGEMART WIRELESS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                        YEAR ENDED     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                       DECEMBER 31,   DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                          1994            1995            1996            1997
                                      ------------    ------------    ------------    ------------

Earnings:
  Net loss ........................   $    (45,813)   $    (53,113)   $    (48,598)   $    (43,887)
Add: Amount of
   previously capitalized
   interest amortized .............             --              --              --              --
Add: Fixed charges ................         12,933          30,720          35,041          38,499
                                      ------------    ------------    ------------    ------------
Adjusted earnings .................        (32,880)        (22,393)        (13,557)         (5,388)

Fixed charges:
  Interest in
    indebtedness ..................         11,209          28,383          32,368          36,672
  Amortization of debt
    issuance costs ................            800           1,052           2,143             844
  Interest portion
    of rental and
    lease expense .................            924           1,285             530             983
                                      ------------    ------------    ------------    ------------
Fixed charges .....................         12,933          30,720          35,041          38,499
Deficiency of
    earnings available to
    cover fixed charges ...........   $    (45,813)   $    (53,113)   $    (48,598)   $    (43,887)
                                      ============    ============    ============    ============

Earnings to fixed charges ratio ...             --              --              --              --



                                                         THREE MONTHS    NINE MONTHS
                                         YEAR ENDED         ENDED           ENDED
                                         DECEMBER 31,      SEPT. 30,      SEPT. 30,
                                            1998(1)          1999           1999
                                         ------------    ------------    ------------

Earnings:
  Net loss ........................      $    (59,316)   $    (24,243)   $    (74,794)
Add: Amount of
   previously capitalized
   interest amortized .............               252             572           1,716
Add: Fixed charges ................            43,798          16,722          48,177
                                         ------------    ------------    ------------
Adjusted earnings .................           (15,266)         (6,949)        (24,901)

Fixed charges:
  Interest in
    indebtedness ..................            52,645          16,327          46,845
  Amortization of debt
    issuance costs ................             1,172             327             960
  Interest portion
    of rental and
    lease expense .................             1,428              68             372
                                         ------------    ------------    ------------
Fixed charges .....................            55,245          16,722          48,177
Deficiency of
    earnings available to
    cover fixed charges ...........      $    (70,511)   $    (23,671)   $    (73,078)
                                         ============    ============    ============

Earnings to fixed charges ratio ...                --              --              --





(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest for the year ended December 31, 1998.